EXHIBIT 19
SCOPE
This policy applies to directors, officers, employees, and, if specifically designated by the General Counsel (as defined below), consultants of Xerox Holdings Corporation and its subsidiaries (the “Company” or “Xerox”) who receive or are aware of Material, Non-Public Information (as defined below) regarding (1) Xerox and (2) any other company with publicly traded securities, including Xerox’s customers, joint-venture or strategic partners, vendors, and suppliers (collectively, “Business Partners”), obtained in the course of employment by or in association with Xerox. This Policy also applies to any Related Person, as defined below. The people to whom this Policy applies are referred to in this Policy as “insiders.” All insiders must comply strictly with this Policy.

SUMMARY
This policy provides requirements with respect to transactions in the Company’s securities (such as common stock, preferred stock, options to buy or sell common stock, warrants, and convertible securities) and derivative securities relating to the Company’s common stock, whether or not issued by Xerox (such as exchange-traded options) for the purpose of promoting compliance with applicable securities laws.

In the event of any conflict or inconsistency between this Policy and any other materials distributed by Xerox, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law. This document states a policy of Xerox and is not intended to be regarded as the rendering of legal advice.

DEFINITIONS

A.Material, Non-Public Information

1.Material Information: Information should be regarded as material if there is a substantial likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Information that is likely to affect the price of a company’s securities (whether positive or negative) is almost always material. It is also important to remember that either positive or negative information may be material. There are various categories of information that are particularly sensitive and, as a general rule, should always be considered material information. Common examples of material information include:
•Financial results (annual, quarterly, or otherwise).
•Projections of future earnings or losses.
•News of a pending or proposed merger.
•News of a significant acquisition or a sale of significant assets.
•Announcements of bankruptcy or financial liquidity problems.
•Gain or loss of a substantial customer or supplier.
•Changes in the Company’s dividend policy or announcement of special dividends.
•Stock splits.
•Changes in the Company’s credit ratings.
•Equity or debt offerings.
•Significant developments in litigation or regulatory proceedings; and
•Changes in the board of directors, executive officers, or the executive committee.

The above list is for illustrative purposes only. If securities transactions become the subject of scrutiny, they will be viewed after-the-fact and with the benefit of hindsight. Therefore, before engaging in any securities transaction, you should consider carefully how the U.S. Securities and Exchange Commission (“SEC”) and others might view your transaction in hindsight and with all of the facts disclosed.

2.Non-Public Information: Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public must have had time to absorb the information fully. Generally, one should allow one (1) full Trading Day (as defined below) following publication as a reasonable waiting period before information is deemed to be public.

B.Related Person: Related Person means, without limitation, the following with respect to insiders:
•Any family member living in the insider’s household (including a spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, and in-law) and anyone else living in the insider’s household.
•Family members who do not live in the insider’s household but whose transactions in Xerox securities are directed by the insider or subject to the insider’s influence or control.
•Partnerships in which the insider is a general partner.
•Companies in which the insider has a controlling interest.
•Trusts of which the insider is a trustee; and
•Estates of which the insider is an executor.

C.Trading Day: Trading Day means a day on which national stock exchanges, or the Over-The-Counter Bulletin Board Quotation System are open for trading, and a “Trading Day” begins at the time trading begins.

POLICY

I.General Policy
This Policy prohibits insiders from trading in, or “tipping” others who may trade in, the Company’s securities while aware of Material, Non-Public Information about the Company. Insiders are also prohibited from trading in, or tipping others who may trade in, the securities of another company if they learn Material, Non-Public Information about the other company in connection with their employment by or relationship with Xerox. These illegal activities are commonly referred to as “insider trading.”

All insiders should treat Material, Non-Public Information about Xerox’s Business Partners with the same care required with respect to Material, Non-Public Information related directly to the Company.

A.Trading on Material, Non-Public Information
Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she is aware of Material, Non-Public Information concerning the Company, and ending at the beginning of the first Trading Day following the date of public disclosure of the Material, Non-Public Information.

B.Tipping Others of Material, Non-Public Information
No insider shall disclose or tip Material, Non-Public Information (regarding the Company or any other company where such information is learned in connection with their employment by or relationship with Xerox) to any other person (including Related Persons), nor shall the insider or the Related Person make recommendations or express opinions on the basis of Material, Non-Public Information as to trading in the Company’s securities or, as applicable, the securities of such other company. Insiders are not authorized to recommend the purchase or sale of the Company’s securities to any other person regardless of whether the insider is aware of Material, Non-Public Information.

C.Confidentiality of Material, Non-Public Information
Material, Non-Public Information relating to the Company is Xerox’s property and the unauthorized disclosure of Material, Non-Public Information is prohibited. If an insider receives any inquiry from outside Xerox (such as from a securities analyst) for information (particularly financial results and/or projections) that may be Material, Non-Public Information, the inquiry should be referred to the General Counsel, who is responsible for coordinating and overseeing the release of that information to the investing public, securities analysts, and others in compliance with applicable laws and regulations.

D.Special and Prohibited Transactions
Because Xerox believes it is improper and inappropriate for its insiders to engage in short-term or speculative transactions involving certain securities, it is Xerox’s policy that its insiders may not engage in any of the transactions specified below.

1.Transactions in the Company’s Debt Securities
Xerox believes that it is inappropriate for its insiders to be creditors of the Company due to actual or perceived conflicts of interest that may arise in connection therewith. Therefore, transactions in Xerox debt securities, whether or not those securities are convertible into Xerox common stock, are prohibited by this Policy.

2.Hedging Transactions and Other Transactions Involving Xerox Derivative Securities
Hedging or monetization transactions can permit an individual to hedge against a decline in share price, while at the same time eliminating much of the individual’s economic interest in any rise in the value of hedged securities. Because hedging transactions can present the appearance of a bet against the Company, hedging or monetization transactions, whether direct or indirect, involving the Company’s securities are completely prohibited, regardless of whether you are in possession of Material, Non-Public Information. A “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within twenty (20) days of the sale, is an example of a prohibited hedging transaction.

Transactions involving derivative securities, whether or not entered into for hedging or monetization purposes, may also create the appearance of impropriety in the event of any unusual activity in the underlying equity security. Transactions involving Xerox-based derivative securities are prohibited, whether or not you are in possession of Material, Non-Public Information. “Derivative securities” are options, warrants, stock appreciation rights, convertible notes, or similar rights whose value is derived from the value of an equity security, such as the Company’s common stock. Transactions in derivative securities include, but are not limited to, trading in Xerox-based option contracts, transactions in straddles or collars, and writing puts or calls. Transactions in debt that may be convertible into the Company’s common stock would also constitute a transaction in derivative securities prohibited by this Policy. This provision does not apply to awards such as options, restricted units, or other derivative securities granted under a Xerox equity incentive plan, which are addressed in more detail below under “Exempted Transactions.”

3.Purchases of Xerox Securities on Margin
Any of the Company’s common stock purchased in the open market should be paid for in full at the time of purchase. Purchasing the Company’s common stock on margin (e.g., borrowing money from a brokerage firm or other third party to fund the unit purchase) is prohibited by this Policy.

4.Pledges of Xerox Securities
Xerox stock pledged as collateral, including stock held in a margin account, may be sold without your consent by the lender in foreclosure if you default on your loan. A foreclosure sale that occurs when you are aware of Material, Non-Public Information may, under some circumstances, result in unlawful insider trading. Because of this danger, this Policy prohibits pledging Xerox securities as collateral or holding Xerox securities in a margin account.

5.Standing and Limit Orders
Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans; see Section V below) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when the insider is in possession of Material, Non-Public Information.

E.Exempted Transactions
This Policy does not apply in the case of the following transactions, except as specifically noted:

1.Option Exercises
Subject to the exceptions provided for in this Section E.1, this Policy does not apply to the exercise of an employee option acquired pursuant to Xerox’s plans, or to any withholding of shares acquired upon exercise to satisfy the exercise price and/or any tax withholding obligation that may arise upon exercise. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, any market sale of shares acquired through an option exercise, or any other market sale for the purpose of generating the cash needed to pay the exercise price, or any withholding taxes associated with the exercise, of an option.

2.Restricted Stock and Restricted Stock Unit Awards
This Policy does not apply to the vesting of restricted stock or restricted stock units, or to any withholding of vested shares to satisfy tax withholding requirements that may arise upon the vesting of any such award. The Policy does apply, however, to any market sale of shares underlying the restricted stock or restricted stock award following the vesting of such award.

3.Dividend Reinvestment Plan
This Policy does not apply to transactions under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary transactions resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan.

F.Transactions Not Involving a Purchase or Sale
Bona fide gifts are not transactions subject to this Policy, unless
1.the person making the gift has reason to believe that the recipient intends to sell the Company securities while the officer, employee, or director making the gift is aware of Material, Non-Public Information (note that charitable organizations will routinely sell any securities received as a gift immediately following receipt; if there is any question as to possible intent to sell, you should inquire as to your donee’s intent), or
2.the person making the gift is subject to the trading restrictions specified below under the heading “Additional Trading Requirements and Requirements for Certain Insiders,” in which case all gifts need to be made during a Trading Window and, as applicable, are subject to the pre-clearance process set forth herein.

Transactions in mutual funds that are invested in Xerox securities are not transactions subject to this Policy.

G.Post-Termination Transactions
The prohibitions set forth in policy continue to apply to transactions in the Company’s securities even after the insider’s employment or other service relationship with Xerox has terminated until the later of (1) the re-opening of the quarterly Trading Window if such termination occurs during a Blackout Period or (2) for so long as the insider is aware of Material, Non-Public Information.

I.Additional Trading Requirements and Requirements for Certain Insiders

A.Blackout Period and Trading Window
The period beginning at the close of market on the 15th calendar day prior to the end of each fiscal quarter or year and ending after one (1) full Trading Day following the public disclosure of the financial results for that fiscal quarter (the “Blackout Period”) is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that certain insiders identified by Xerox will, during the Blackout Period, often be aware of Material, Non-Public Information about the expected financial results for the quarter. All directors and executive officers, as well as those persons who have been notified by the General Counsel that they have been identified as subject to the Company’s Blackout Periods (collectively, the “Window Group”), are prohibited from executing transactions involving Xerox securities (including, for the avoidance of doubt, stock transfers between brokerage accounts) during the Blackout Period. Insiders who have not been identified as being in the Window Group must still adhere to the general prohibitions set forth in this Policy, including the prohibition against engaging in transactions involving the purchase or sale of the Company’s securities while in the possession of Material, Non-Public Information.

To ensure compliance with this Policy and applicable federal and state securities laws, Xerox requires that the Window Group refrain from executing transactions involving Xerox securities other than during the period commencing at the open of market after the expiration of one (1) full Trading Day following public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of market on the 15th calendar day prior to the end of each fiscal quarter or year (the “Trading Window”).

From time to time, Xerox may also prohibit the Window Group (or identified subset thereof) or other insiders from executing transactions in the Company’s securities because of developments known to Xerox and not yet disclosed to the public. In this event, those subject to this event-specific blackout may not engage in any transaction involving Xerox securities until the information has been known publicly for at least one (1) full Trading Day and should not disclose to others the fact of the trading suspension.

Even during the Trading Window, any person aware of Material, Non-Public Information concerning the Company should not engage in any transactions in the Company’s securities until the information has been known publicly for at least one (1) full Trading Day, whether or not Xerox has recommended a suspension of trading to that person. Trading in the Company’s securities during the Trading Window is not a “safe harbor,” and all insiders should use good judgment at all times.

B.Pre-Clearance of Transactions
Xerox has determined that members of the board of directors and executive officers and Section 16 officers of the Company (the “D&O Group”), in addition to non-Officers who are members of the Executive Committee, must not engage in transactions involving the Company’s securities, even during a Trading Window, without first complying with Xerox’s “pre-clearance” process. Each member of the D&O Group and non-Officers who are members of the Executive Committee should contact the General Counsel or her/his designee(s) prior to commencing any trade in the Company’s securities. Any requests for pre-clearance must be made at least two (2) business days prior to the planned trade date. A member of the D&O Group or non-Officer member of the Executive Committee that has requested pre-clearance must initiate the transaction within two (2) business days of the clearance of the transaction or repeat the preclearance process.

Clearance of a proposed trade by the General Counsel does not constitute legal advice as to whether an insider possesses Material, Non-Public Information or otherwise acknowledge that an insider does not possess Material, Non-Public Information. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.

Xerox has also determined that each member of the D&O Group and non-Officers who are members of the Executive Committee may only sell Company securities pursuant to a Rule 10b5-1 Plan in accordance with Section IV below; provided that any such person who does not meet the applicable criteria (e.g., minimum share requirements, etc.) established by Morgan Stanley (or such other brokerage firm as may be approved from time to time by the Company) shall be permitted to sell Company securities outside of a Rule 10b5-1 Plan provided such person otherwise complies with this policy and obtains pre-clearance as set forth in Section II.B. above before engaging in any such sales of the Company’s securities.

C.Hardship Waivers
The requirements specified in this policy may be waived at the discretion of the General Counsel if compliance would create severe hardship or prevent an insider within the Window Group from complying with a court order, as in the case of a divorce settlement. Any exception approved by the General Counsel shall be reported immediately to the Audit Committee of the Board.

II.Additional Information for Directors and Section 16 Officers
Members of the board of directors and Section 16 officers are required to file certain reports with the SEC when they engage in transactions in the Company’s securities. Although Xerox may generally assist its directors and Section 16 officers in preparing and filing the required reports, directors, and Section 16 officers retain responsibility for the reports. Accordingly, directors and Section 16 officers should carefully review the Company’s Short-Swing Trading and Reporting Policy, attached hereto as Annex A, and comply with the policies and procedures set forth therein.

In addition, Section 16 officers are responsible for complying with the Company’s stock retention requirements pursuant to the Executive Long-Term Incentive Program (E-LTIP) – Ownership and Holding Requirements Policy.

III.Planned Trading Programs
Rule 10b5-1 under the Exchange Act provides an affirmative defense to an allegation that a trade has been made on the basis of Material, Non-Public Information. Under the affirmative defense, insiders may purchase and sell securities even when aware of Material, Non-Public Information. To meet the requirements of Rule 10b5-1, each of the following elements must be satisfied:
•The purchase or sale of securities was effected pursuant to a pre-existing plan; and
•The insider adopted the plan while unaware of any Material, Non-Public Information.

A.General Requirements of Rule 10b5-1

1.Before becoming aware of Material, Non-Public Information, the insider shall have:
•entered into a binding contract to purchase or sell the Company’s securities,
•provided instructions to another person to execute the trade for his or her account, or
•adopted a written plan for trading the Company’s securities (each of which is referred to as a “Rule 10b5-1 Plan”).

2.With respect to the purchase or sale of Xerox securities, the Rule 10b5-1 Plan either:
•expressly specified the amount of the securities (whether a specified number of securities or a specified dollar value of securities) to be purchased or sold on a specific date and at a specific price;
•included a written formula or algorithm, or computer program, for determining the amount of the securities (whether a specified number of securities or a specified dollar value of securities), price and date; or
•provided a third party who is not aware of Material, Non-Public Information with discretion to purchase or sell the securities without any subsequent influence from the insider over how, when or whether to trade.

3.The purchase or sale that occurred was made pursuant to the applicable written Rule 10b5-1 Plan. The insider cannot deviate from the plan by altering the amount, the price or the timing of the purchase or sale of the Company’s securities. Any deviation from the specifications will render the defense unavailable. Although deviations from a Rule 10b5-1 Plan are not permissible, it is possible for an insider acting in good faith to modify the plan at a time when the insider is unaware of any Material, Non-Public Information and other requirements are met, as outlined below. In such a situation, a purchase or sale that complies with the modified plan will be treated as a transaction pursuant to a new plan.

4.An insider cannot enter into a corresponding or hedging transaction or alter an existing corresponding or hedging position with respect to the securities to be bought or sold under the Rule 10b5-1 Plan.

B.Affirmative Defense of Rule 10b5-1
Rule 10b5-1 further provides that the affirmative defense of Rule 10b5-1 is only available where the following conditions have been met:

1.Good Faith Requirement: The contract, instruction, or plan to purchase or sell securities was given or entered into in good faith by the insider and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and the insider has acted in good faith with respect to the contract, instruction, or plan.

2.Cooling-Off Period: No purchases or sales of Xerox securities may occur under the Rule 10b5-1 Plan until the expiration of a period of time following the adoption of the plan (“Cooling-off Period”), the duration of which will be:
•For directors and Section 16 officers: the later of ninety (90) days following the adoption of the Rule 10b5-1 Plan, or two (2) business days following the disclosure of Xerox’s financial results in the Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted (provided, that this required Cooling-off Period is capped at a maximum duration of 120 days following adoption of the Rule 10b5-1 plan).

•For all insiders other than directors and Section 16 officers: thirty (30) days following the adoption of the Rule 10b5-1 Plan.

3.Certification for Directors and Section 16 Officers: Each director and Section 16 officer must include a representation in the Rule 10b5-1 Plan certifying that, on the date of adoption of the plan, such director or officer is:
•Not aware of any Material Non-Public Information about the security or Xerox; and
•Adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5

4.No Overlapping Rule 10b5-1 Plans: The insider who enters into the Rule 10b5-1 Plan may not have an outstanding Rule 10b5-1 Plan (or subsequently enter into any additional Rule 10b5-1 Plan) calling for purchases or sales of Xerox securities on the open market, except that the following will not be considered to be prohibited overlapping Rule 10b5-1 Plans:

•A series of separate contracts with different broker-dealers or other agents (“Agents”) acting on behalf of such insider to execute trades thereunder may be treated as a single Rule 10b5-1 Plan, provided that the individual constituent contracts with each Agent, when taken together as a whole, meet all of the applicable conditions of, and remain collectively subject to, the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole Rule 10b5-1 Plan (the substitution of an Agent acting on behalf of the insider for another Agent shall not be a modification of the Rule 10b5-1 Plan as long as the purchase or sales instructions applicable to the substitute and substituted Agent are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold);

•Such insider has one later-commencing Rule 10b5-1 Plan for purchases or sales of Xerox securities on the open market under which trading is not authorized to begin until (i) after all trades under the earlier-commencing Rule 10b5-1 Plan are completed or expired without execution and (ii) the expiration of the Effective Cooling-Off Period. The “Effective Cooling-Off Period” is defined as the cooling-off period that would be applicable under this Policy assuming the date of adoption of the later-commencing Rule 10b5-1 Plan is the date of termination of the earlier-commencing Rule 10b5-1 Plan; and

•A Rule 10b5-1 Plan providing for an Eligible Sell-to-Cover Transaction shall not be considered an outstanding or additional Rule 10b5-1 Plan. A Rule 10b5-1 Plan is considered to provide for an “Eligible Sell-to-Cover Transaction” where the Rule 10b5-1 Plan authorizes an Agent to sell only such Xerox securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory equity award (but not the exercise of a stock option or stock appreciation right or any related tax withholding obligation that arises upon exercise), and the insider does not otherwise exercise control over the timing of such sales.

5.Rule 10b5-1 Plan Providing for Single Trade: An insider may not enter into a Rule 10b5-1 Plan designed to effect an open-market purchase or sale of the total amount of Xerox securities covered under the plan as a single transaction, other than an Eligible Sell-to-Cover Transaction (“Single Trade Rule 10b5-1 Plan”), if such insider has, during the prior twelve (12)-month period, adopted a Single Trade Rule 10b5-1 Plan. A Rule 10b5-1 Plan is not considered a Single Trade Rule 10b5-1 Plan where:
•the plan leaves the insider’s Agent discretion over whether or not to execute the plan as a “single transaction,” or
•both (a) the Rule 10b5-1 Plan provides that the Agent’s future acts will depend on events or data not known at the time the plan is entered into, such as a plan providing for the Agent to conduct a certain volume of sales or purchases at each of several given future stock prices and (b) it is reasonably foreseeable at the time the Rule 10b5-1 Plan is entered into that the plan might result in multiple transactions.

C.Additional Requirements for Rule 10B5-1 Plans
To help demonstrate that a Rule 10b5-1 Plan was entered into in good faith and not as part of an insider-trading scheme, Xerox has adopted the following additional requirements for such plans:

1.Adoption. Since adopting a plan is tantamount to an investment decision, the Rule 10b5-1 Plan may be adopted only during an open Trading Window when both (1) insider purchases and sales are otherwise permitted under this Policy and (2) the insider does not possess any Material, Non-Public Information. Members of the D&O Group are required to provide the General Counsel or her/his designee(s) with written notice prior to entering into a 10b5-1 Plan (and any modifications and amendments thereto). Disclosure of the plan’s adoption by an executive officer or director may be made, but is not required to be made, through a press release or Current Report on Form 8-K. Insiders are not permitted to have multiple Rule 10b5-1 Plans in operation. Further, the Rule 10b5-1 Plan should be designed such that it (1) causes a number of smaller sales over a period of time versus a large number of sales over a short period of time and (2) is consistent with the insider’s prior trading history to minimize the appearance of sales timed with Material, Non-Public Information. Please note that Xerox retains the right to reject and not permit the adoption of a Rule 10b5-1 Plan for good reason. Further, please note that if trading in the Company’s common stock is suspended for any reason, such suspension shall take effect notwithstanding the existence of a Rule 10b5-1 Plan.

2.Plan Amendments. Although not prohibited by Rule 10b5-1, plan amendments and modifications may create the perception that the insider is manipulating the plan to benefit from Material, Non-Public Information, which jeopardizes the good faith element and the availability of the affirmative defense. Therefore, to avoid questions regarding an insider’s good faith, any plan amendments or modifications must, at minimum, comply with the requirements set forth above for the adoption of a new Rule 10b5-1 Plan, including the required Cooling-off Period and pre-clearance. Further, the insider should avoid frequent modifications of Rule 10b5-1 Plans, even if adopted in open trading windows and while not in possession of Material Non-Public Information, because this could raise concerns about his or her good faith in establishing the plan.

3.Early Plan Terminations. Rule 10b5-1 does not expressly prohibit the early termination of a Rule 10b5-1 Plan. However, the SEC has made clear that once a Rule 10b5-1 Plan is terminated, the affirmative defense may not apply to any trades that were made pursuant to that plan if such termination calls into question whether the good faith requirement was met (e.g., where the insider engages in market transactions or adopts a new plan promptly following termination). Such behavior may create the perception that the insider is modifying trading behavior in order to benefit from Material, Non-Public Information. Accordingly, it is not advisable for insiders to terminate Rule 10b5-1 Plans except in unusual circumstances.

In light of the foregoing, any insider adopting a Rule 10b5-1 Plan should consider including a provision automatically terminating the plan at some future date, such as a year after adoption.

Additionally, any new Rule 10b5-1 Plan established by an insider following termination of a Rule 10b5-1 Plan must be comply with the requirements set forth above in this Policy for the adoption of a new Rule 10b5-1 Plan, including the required Cooling-off Period or, if applicable, Effective Cooling-off Period.

4.Transactions Outside the Plan. Trading Xerox securities outside of a Rule 10b5-1 Plan should be considered carefully for several reasons: (1) the Rule 10b5-1 affirmative defense will not apply to trades made outside of the plan and (2) buying or selling securities outside a Rule 10b5-1 Plan could be interpreted as a hedging transaction. Hedging transactions with respect to securities bought or sold under the Rule 10b5-1 Plan will nullify the affirmative defense. Further, insiders should not sell securities that have been designated as Rule 10b5-1 Plan securities because any such sale may be deemed a modification of the plan. If the insider is subject to the volume limitations of Rule 144, the sale of securities outside the Rule 10b5-1 Plan could effectively reduce the number of shares that could be sold under the plan, which could be deemed an impermissible modification of the plan. Because trading securities outside of a Rule 10b5-1 Plan poses numerous risks, insiders are discouraged from engaging in securities transactions outside Rule 10b5-1 Plans once they are established.

IV.Potential Criminal and Civil Liability and/or Disciplinary Action

A.SEC Enforcement Action
The adverse consequences of insider trading violations can be staggering and may include, without limitation, the following:

•For individuals who trade on Material, Non-Public Information (or tip information to others):
•A civil penalty of up to three times the profit gained, or loss avoided resulting from the violation.
•A criminal fine of up to $5.0 million (no matter how small the profit); and
•A jail term of up to 20 years.

•For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
•A civil penalty of up to the greater of $1.525 million or three times the profit gained, or loss avoided as a result of the insider’s violation.
•A criminal penalty of up to $25.0 million; and
•Civil penalties that may extend personal liability to directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

B.Disciplinary Action by Xerox
Persons who violate this Policy shall be subject to disciplinary action by Xerox, which may include termination or other appropriate action.

RESPONSIBILITIES

Insiders
•All insiders must strictly comply with this policy.
•All insiders must read this policy carefully and ask questions of General Counsel or her/his successor(s) or designee(s).

General Counsel
•The General Counsel or her/his designee(s) are responsible for developing communications to help ensure that all directors, officers, and employees of Xerox and its subsidiaries are made aware of this policy.

ANNEX A
XEROX HOLDINGS CORPORATION
SHORT-SWING TRADING AND REPORTING POLICY
Xerox Holdings Corporation (the “Company”) has adopted this Short-Swing Trading and Reporting Policy (this “Policy”) to provide requirements to each director and Section 16 officer of the Company with respect to transactions in the Company’s securities for the purpose of promoting compliance with applicable securities laws. This Policy applies to each director and Section 16 officer of the Company and to persons who beneficially own 10% or more of the Company’s common stock (“10% Shareholders,” and, collectively with the Company’s directors and Section 16 officers, “insiders”). As part of this Policy, the Company has also adopted a program to assist insiders in meeting their compliance responsibilities. All insiders must comply strictly with this Policy.
The General Counsel, with the assistance of her/his designee(s), are responsible for ensuring that all of the Company’s directors and Section 16 officers promptly sign and return the attached Certification acknowledging receipt of this Policy.
I.Statements of Policy
A.Reporting of Securities Transactions
Policy. Each insider must file with the Securities and Exchange Commission (the “SEC”) and the Company’s records all reports required of the insider under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The reports must be completed accurately and filed on time. In addition, the Company shall post the reports on its website.
Explanation. Insiders are required to report to the SEC their ownership of and transactions in the Company’s equity securities. They must also report their ownership of and transactions in other instruments (such as options) that derive their value from the Company’s equity securities (“derivative securities”). The reports also must disclose all securities and derivative securities of the Company held by the insider’s immediate family members and any other relative who lives in the insider’s home.

The Company is required to post on its website reports filed by insiders on Form 3, Form 4, and Form 5, including all exhibits and attachments. Each report must be posted on the Company’s website by the end of the business day after the report is filed with the SEC. The Company may satisfy this requirement by posting the reports directly on its website or by posting a hyperlink to a website of a third-party service provider (which would include the EDGAR database on the SEC’s website). Regardless of the method of access, each report must remain posted for at least twelve (12) months.

The Company is required to disclose the names of insiders who have filed a required report late, or failed to file a required report, in the Company’s Annual Report on Form 10-K and the proxy statement for its annual meetings of stockholders. This can result in public embarrassment to the insider and the Company.

The SEC can fine persons who violate these reporting obligations. The SEC can also issue “cease and desist” orders against violators. Cease and desist orders are widely published, would also result in significant embarrassment to the violator and Company, and may affect the violator’s ability to be an insider of a public company. In addition, the SEC has been granted broad authority to seek any equitable relief that may be appropriate or necessary for the benefit of investors for violations of any provisions of the securities laws.

Currently, three kinds of reports are required under Section 16(a) of the Exchange Act:
•Form 3. Each insider must report his or her initial stock ownership on Form 3 within 10 days of becoming an insider. However, in the case of the Company’s initial registration of securities under Section 12 of the Exchange Act, the Form 3 must be filed at or prior to the time of effectiveness. All directors and Section 16 officers must file a Form 3 regardless of whether they hold any common stock of the Company.

•Form 4. A Form 4 generally must be filed by the end of the second (2nd) business day following the day on which a transaction resulting in a change in the insider’s beneficial ownership has been executed unless the transaction falls within a limited class of transactions that may instead be reported on Form 5 as discussed below. In addition to reports due while a person is an insider, Section 16 officers and directors (but not 10% Stockholders) must report any changes that occur after they are no longer insiders if the changes take place within six months of any non-exempt, opposite-way transaction (i.e., a sale matched to a purchase or vice versa) that occurred while they were insiders (see “Prohibition Against Short-Swing Trading” below).

In the case of a transaction effected pursuant to a Rule 10b5-1 Plan (as described in the Company’s Insider Trading Policy) with respect to which a person does not select the date of execution, the transaction is deemed to have been executed on the date the executing broker, dealer, or plan administrator notifies the insider that the transaction has been executed, except that the insider must make specific arrangements with his or her broker, dealer, or plan administrator to be notified of any such transaction within three business days after the trade date. In the case of a discretionary transaction through the Company’s employee benefits plans where the insider does not select the date of execution, the transaction is deemed to have been executed on the date the plan administrator notifies the insider that the transaction has been executed, except that the insider must make specific arrangements with the plan administrator to be notified of any such transaction within three business days after the trade date.

•Form 5. A Form 5 must be filed within forty-five (45) days after the end of the Company’s fiscal year to report any exempt transactions not already reported on a Form 4 (such as gifts and inheritances). No Form 5 is necessary if all transactions and holdings subject to reporting during the fiscal year have been previously reported.

The filing of these forms under Section 16(a) does not relieve the insider from filing other required forms, such as a Form 144 in connection with the sale of restricted securities or a Schedule 13D or 13G in the case of persons who beneficially own greater than 5% of the Company’s common stock.
B.Prohibition Against Short-Swing Trading
1.Policy. No insider may engage in a transaction that gives rise to liability to disgorge profits under Section 16(b) of the Exchange Act. If an insider engages in such a transaction, the insider must promptly notify the General Counsel of the transaction and pay the Company the profits for which the insider is liable under Section 16(b).
2.Explanation. Under Section 16(b) of the Exchange Act, insiders are liable for any profits they receive upon the sale and purchase, or purchase and sale, of the Company’s common stock within any six (6)-month period. In other words, if an insider both buys and sells common stock within any six (6)-month period, the insider will be liable to the Company for the excess of the sales price over the purchase price. This liability can exist regardless of the order of the transactions. For example, if an insider sells a share of common stock at $10.00 and then buys a share of common stock within six (6) months at $5.00, the insider will be liable to the Company for $5.00. This liability is known as a “short-swing profit.” This liability does not depend on whether the insider has inside information when he or she makes one of the trades. It also does not matter whether the transactions are in the public market or are privately negotiated transactions. The liability depends simply on whether the transactions occur within six (6) months of each other. Some lawyers and law firms specialize in identifying short-swing transactions and bringing lawsuits to recover the short-swing profits and obtain payment for their fees. Also, the Internal Revenue Service generally treats short-swing profits as part of an insider’s taxable income, even if the insider has to disgorge the profits.
The SEC has exempted a few transactions from short-swing liability. For example, the purchase of common stock by exercising an option will usually not create liability. On the other hand, the sale of the common stock after the exercise of an option will be treated as a transaction that can create liability if a non-exempt purchase occurs within six (6) months. Insiders should assume that each transaction can be matched with all other transactions within six (6) months before or after the transaction unless he or she has received competent legal advice that it is an exempt transaction.
Please note that while Section 16(b) of the Exchange Act contains exemptions from short-swing liability, trading pursuant to a Rule 10b5-1 Plan is not exempt from short-swing liability.

C.Prohibition Against Short Sales
1.Policy. No insider, no immediate family member of an insider, and no other relative of an insider living in the insider’s home may make any short sales of any Company securities. Also, no such person may buy or sell puts, calls, or options in respect of the Company’s securities at any time.
2.Explanation. Section 16(c) of the Exchange Act prohibits directors, Section 16 officers, and 10% Stockholders from making short sales of any equity securities of the Company, regardless of whether that class of securities is itself registered under the Exchange Act. Short sales are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered within twenty (20) days of the sale. A person usually sells short when he or she believes the market is going to decline substantially or the common stock will otherwise drop in value. If the common stock falls in price as expected, the person selling short can then buy the common stock at a lower price for delivery at the earlier sale price (this is called “covering the short”) and pocket the difference in price as profit. In addition to the fact that it is illegal for insiders to sell the Company’s securities short, the Company believes it is inappropriate for its insiders to bet against the Company’s securities in this manner. Because puts, calls, and options for the Company’s securities (other than employee benefit plan options) also afford the opportunity for insiders to profit from a market view that is adverse to the Company, and because these securities carry a high risk of inadvertent short-swing trading and other securities law violations, transactions in these types of securities are strictly prohibited.
II.Potential Criminal and Civil Liability and/or Disciplinary Action
In addition to the potential SEC enforcement actions set forth above, persons who violate this Policy shall also be subject to disciplinary action by the Company, which may include termination or other appropriate action.
III.Amendment of This Policy
The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time, consistent with requirements of applicable laws, rules, and regulations. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.
IV.Waivers
Exceptions to this Policy may be made only by the written approval by the General Counsel of the Company.